Comparison of change in value of $10,000 investment
          in Dreyfus New Leaders Fund, Inc.
         and the Russell 2500 Index

         EXHIBIT A:



          PERIOD          Dreyfus New            Russell
                       Leaders Fund, Inc.      2500 Index*


         12/31/90           10,000               10,000
         12/31/91           14,539               14,689
         12/31/92           15,910               17,053
         12/31/93           18,625               19,876
         12/31/94           18,597               19,668
         12/31/95           24,139               25,903
         12/31/96           28,317               30,833
         12/31/97           33,851               38,343
         12/31/98           32,514               38,491
         12/31/99           44,682               47,784
         12/31/00           48,521               49,823

         *Source: FactSet Research Systems, Inc.